Exhibit 99.1

USG CORPORATION INVESTMENT PLAN
_______________

REPORT ON AUDITED
FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
AS OF DECEMBER 31, 2013 AND 2012
AND FOR THE YEAR ENDED DECEMBER 31, 2013
WITH REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

USG CORPORATION INVESTMENT PLAN
December 31, 2013 and 2012

TABLE OF CONTENTS

Page(s)
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	1
FINANCIAL STATEMENTS
Statements of Net Assets Available for Benefits	2
Statement of Changes in Net Assets Available for Benefits	3
Notes to Financial Statements	4-16
SUPPLEMENTAL SCHEDULE:
I. Schedule of Assets (Held at End of Year)	18

Report of Independent Registered Public Accounting Firm

USG Corporation Investment Plan

We have audited the accompanying statements of net assets available for benefits of USG Corporation Investment Plan (the “Plan”) as of December 31, 2013 and 2012, and the related statement of changes in net assets available for benefits for the year ended December 31, 2013. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets of the Plan as of December 31, 2013 and 2012, and the changes in net assets for the year ended December 31, 2013, in conformity with accounting principles generally accepted in the United States of America.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2013 is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan's management. This supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.

/s/ Plante & Moran, PLLC
Elgin, Illinois
June 24, 2014

USG CORPORATION INVESTMENT PLAN
Statements of Net Assets Available for Benefits
As of December 31, 2013 and 2012

	2013	2012

ASSETS
Participant-directed investments, at fair value	$708,969,193	$622,921,964
Receivables:
Interest and dividends receivable	49,981	129,333
Employer contributions receivable	—	17,495
Employee contributions receivable	—	225,233
Notes receivable from participants	29,972,593	29,225,960

Total receivables	30,022,574	29,598,021

Total assets	738,991,767	652,519,985

LIABILITIES
Accrued administrative fees	164,727	627,069

Securities purchased but not yet paid	678,298	684,457

Total liabilities	843,025	1,311,526

Net assets available for benefits reflecting investments at fair value	738,148,742	651,208,459

Adjustment from fair value to contract value for fully benefit-responsive investment contracts	11,213	(4,242,139)

Net assets available for benefits	$738,159,955	$646,966,320

The accompanying notes are an integral part of these statements.

USG CORPORATION INVESTMENT PLAN
Statement of Changes in Net Assets Available for Benefits
For the Year Ended December 31, 2013

2013

Net assets available for benefits, beginning of year	$646,966,320
Add (deduct)

Contributions
Employer contributions	2,087,789
Employee contributions	29,857,231
31,945,020

Income from investments:
Dividend income	5,817,623
Interest income from investments	4,892,169
Net appreciation of investments	96,690,859
107,400,651

Interest income from notes receivable from participants	953,906

Total additions	140,299,577

Benefit payments and participant withdrawals	(48,178,130)
Administrative expenses	(927,812)
Total deductions	(49,105,942)

Net increase in net assets
during the year	91,193,635

Net assets available for benefits, end of year	$738,159,955

The accompanying notes are an integral part of these financial statements.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 1    DESCRIPTION OF THE PLAN

The following description of the USG Corporation Investment Plan (the Plan) provides general information about the Plan's provisions. USG Corporation (the Corporation) is the plan sponsor. Participants should refer to the plan document and summary plan description for a more complete description of the Plan's provisions.

General

The USG Corporation Investment Plan was established to enable eligible employees to accumulate their own funds, share in the contributions of their employers, and thereby provide for their future security.

Contributions

The Plan provides, among other things, that participants may contribute up to 50% (13% for highly compensated employees as of December 31, 2013) of their eligible pay to the Plan through payroll deductions on a before-tax basis during the year. The amount of distributions to be made upon withdrawal from the Plan is dependent upon the participant's contributions, the Corporation's contributions, and investment earnings.

The Corporation makes a regular 10% matching contribution up to the first 6% of the participants’ eligible pay contributed to the Plan, credited to the participants’ accounts each pay period.

The Plan requires completion of three years of credited service in order to be 100% vested in the employer’s contribution. Employees’ contributions are always 100% vested. In addition, the Plan contains provisions under which the entire amount credited to a participant's account is distributable upon a participant's retirement or death.

Investment Options

Participants may elect to have their contributions invested in 1% increments in any fund or combination of funds and to change their contribution rate, suspend or resume their contributions, change their investment allocations, transfer their investments from one fund to another and apply for a loan or hardship withdrawal by contacting Your Benefits Resources through either an automated telephone service or a secured interactive website, via the Internet, on any day. Certain executive officers of the Corporation must pre-clear any transfer in or out of the USG Common Stock Fund with the USG Corporate Secretary.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 1    DESCRIPTION OF THE PLAN (continued)

Investment Options (continued)

If the trustee is unable to invest any contributions immediately, the funds are temporarily invested in short-term investment funds and any earnings in the fund are credited to the participants' accounts.

Forfeitures

Employer contribution amounts forfeited by terminated employees are applied as a credit against future employer contributions or used to pay administrative expenses and other fees of the Plan and are held in the Forfeiture Cash Account. Unallocated forfeiture balances as of December 31, 2013 and 2012 were approximately $741,700 and $814,400, respectively, and no forfeitures were used to reduce Corporation’s contributions during 2013.

Eligibility

New employees are immediately eligible to join the Plan and are automatically enrolled in the Plan. Deductions will generally begin 30-45 days after their hire date unless the employee elects not to join the Plan.

Plan Administration

The Plan funds are administered under the terms of a trust agreement with The Northern Trust Company. The trust agreement provides, among other things, that the trustee shall keep account of all investments, receipts and disbursements and other transactions and shall provide annually a report setting forth such transactions and the status of the funds at the end of the period. Aon Hewitt is the recordkeeper of the Plan. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended (ERISA).

The Pension and Investment Committee (the Committee) is responsible for the administration of the Plan. The Committee consists of seven members appointed by the Corporation.

Administrative expenses and other fees of the Plan are shared by the Corporation and the participants.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting

The financial statements of the Plan are prepared under the accrual method of accounting. Contributions to the Plan are made throughout the year and adjustments are made to the financial statements to accrue for the portion of annual contributions unpaid at year-end.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and changes therein, and disclosure of contingent assets and liabilities. Actual results could differ from those estimates.

Investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the Plan. The Statements of Net Assets Available for Benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The Statement of Changes in Net Assets Available for Benefits was prepared on a contract value basis.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 2    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Investment Valuation and Income Recognition

The Plan’s investments are stated at fair value. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

Shares of mutual funds are valued at the net asset value of shares held by the Plan at year end based on quoted market prices. The common stock is valued at its quoted market price. The underlying investments of the synthetic GICs include units of common collective trusts. The common collective trusts were valued using the net asset value per share, based on the fair market values of the underlying net assets. Wrap contracts are valued based on the rebid price.

Purchases and sales of securities are recorded on a trade-date basis. Interest income is recorded on the accrual basis. Dividends are recorded on the ex-dividend date. Realized gains or losses on the sale of investments are calculated based upon the historical average cost of the investments. Unrealized appreciation or depreciation of investments of the Plan represents the change between years in the difference between the market value and cost of the investments.

Payment of Benefits

Benefits are recorded when paid.

Notes Receivable from Participants

Notes receivable from participants are recorded at their unpaid principal balance plus any accrued but unpaid interest. Interest income on notes receivable from participants is recorded when it is earned. Related fees are recorded as administrative expenses and are expensed when they are incurred. No allowance for credit losses has been recorded as of December 31, 2013 or 2012. Notes receivable from participants are written off when deemed uncollectible.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 3    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS

The stable value fund holds investments in synthetic guaranteed investment contracts (Synthetic GICs) and cash and short term investments. Synthetic GICs operate similarly to an insurance company separate account investment contract, except that the assets are placed in a separate custodial account (owned by the Plan) rather than such assets being held in a separate account of the insurance company. A synthetic GIC is a wrap contract paired with an underlying investment or investments, usually a portfolio, owned by the Plan, of high-quality, intermediate term fixed income securities or common collective trusts holding similar investments. The Plan purchases a wrapper contract from financial services institutions. In addition to holding certain assets, Synthetic GICs include features designed to provide participant liquidity at book value as well as periodic interest crediting rates. The liquidity feature is also known as “benefit responsiveness.” Synthetic GICs may be issued by banks, insurance companies, and other financial institutions. The Synthetic GICs provide for prospective crediting interest rate adjustments based on the interest earnings and fair value of the underlying trust assets. The crediting interest rates are reset quarterly and the contracts provide that the crediting interest rates cannot be less than zero.

Certain events may limit the ability of the Plan to transact at contract value with the financial institution issuer. Such events include the following: (i) amendments to the plan documents (including complete or partial plan termination or merger with another plan); (ii) changes to the Plan’s prohibition on competing investment options or deletion of equity wash provisions; (iii) bankruptcy of the plan sponsor or other plan sponsor events (e.g., divestitures or spin‑offs of a subsidiary) which cause a significant withdrawal from the Plan; or (iv) the failure of the Plan to qualify for exemption from federal income taxes or any required exemption of prohibited transaction under ERISA. The plan administrator does not believe that the occurrence of any such event, which would limit the Plan’s ability to transact at contract value, is probable.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 3    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

Synthetic GICs generally impose conditions on both the Plan and the issuer. If an event of default occurs and is not resolved, the non‑defaulting party may terminate the contract. The following may cause the Plan to be in default: a breach of material obligation under the contract; a material misrepresentation; or a material amendment to the plan agreement. The issuer may be in default if it breaches a material obligation under the investment contract; makes a material misrepresentation; has a decline in its long-term credit rating below a threshold set forth in the contract; or is acquired or reorganized and the successor issuer does not satisfy the investment or credit guidelines applicable to issuers. If, in the event of default of an issuer, the Plan were unable to obtain a replacement investment contract, losses may occur if the market value of the Plan’s assets, which were covered by the contract, is below the contract value. The Plan may seek to add additional issuers over time to diversify the Plan’s exposure to such risk, but there is no assurance the Plan may be able to do so. The combination of the default of an issuer and an inability to obtain a replacement agreement could render the Plan unable to achieve its objective of maintaining a stable contract value. The terms of an investment contract generally provide for settlement of payments only upon termination of the contract or total liquidation of the covered investments. Generally, payments will be made pro rata, based on the percentage of investments covered by each issuer. Contract termination occurs whenever the contract value or market value of the covered investments reaches zero or upon certain events of default.

If the contract terminates due to issuer default (other than a default occurring because of a decline in its rating), the issuer will generally be required to pay to the Plan the excess, if any, of contract value over market value on the date of termination. If a contract terminates due to a decline in the ratings of the issuer, the issuer may be required to pay to the Plan the cost of acquiring a replacement contract (i.e., replacement cost) within the meaning of the contract. If the contract terminates when the market value equals zero, the issuer will pay the excess of contract value over market value to the Plan to the extent necessary for the Plan to satisfy outstanding contract value withdrawal requests. Contract termination also may occur by either party upon election and notice.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 3    SYNTHETIC GUARANTEED INVESTMENT CONTRACTS (continued)

Changes in fixed income market conditions and interest rates may affect the yield to maturity and the market value of the underlying investments. Such changes could have a material impact on the Synthetic GIC’s future interest crediting rates. In addition, participant withdrawals from and transfers out of the stable value fund made according to plan provisions are paid at contract value but funded through the market value liquidation of the underlying investments. This process of funding participant withdrawals and transfers from market value liquidations of underlying investments may also have an effect on future interest crediting rates. The difference between the Synthetic GIC’s contract value and the related market value of underlying Synthetic GIC investments is represented on the Plan’s Statements of Net Assets Available for Benefits as the “adjustments from fair value to contract value for fully benefit‑responsive investment contracts.”

All of the Plan’s Synthetic GICs are considered to be fully benefit‑responsive and are therefore recorded at contract value in accordance with the accounting standards. The average yield for the Plan’s Synthetic GICs was approximately (.31)% and 3.85% as of December 31, 2013 and 2012, respectively. The crediting interest rate was approximately 1.81% and 2.11% at December 31, 2013 and 2012, respectively. There are no reserves against the contract value for credit risk of the contract issuer or otherwise.

NOTE 4    FAIR VALUE MEASUREMENTS

The Plan follows the guidance of Financial Statement Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 820, Fair Value Measurements.

ASC 820 establishes a fair value hierarchy prioritizing the valuation of plan assets into three broad categories: Level 1, with greatest emphasis on observable market prices in active markets, Level 2; assets not traded on an active market but for which there are readily observable, either directly or indirectly, pricing inputs; and Level 3, assets with unobservable inputs due to little or no market activity where the reporting entity may make estimates and assumptions related to the pricing and risk.

In instances where inputs used to measure fair value fall into different levels in the above fair value hierarchy, fair value measurements in their entirety are categorized based on the lowest level input that is significant to the valuation. The Plan's assessment of the significance of particular inputs to these fair value measurements requires judgment and considers factors specific to each asset.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 4    FAIR VALUE MEASUREMENTS (continued)

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan's investments as of December 31, 2013:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$10,966,136	$10,966,136	$—	$—
Mutual Funds
Large Cap Equity	80,227,290	80,227,290	—	—
Large Growth	79,670,367	79,670,367	—	—
Small Cap Equity	73,331,380	73,331,380	—	—
Large Cap Value	70,281,171	70,281,171	—	—
Balanced	86,438,365	86,438,365	—	—
International Equity	31,197,665	31,197,665	—	—
Bond	34,810,918	34,810,918	—	—
Retirement-year Based Investments	39,203,650	39,203,650	—	—
Total Mutual Funds	495,160,806	495,160,806	—	—

Synthetic Guaranteed Investment Contracts (GIC)
Common Collective Trusts
Stable Value(a)	181,556,731	—	181,556,731	—
Short term investment(c)	255,975	—	255,975	—
Total GIC	181,812,706	—	181,812,706	—

Common Collective Trust - Short-Term Investments(c)	21,029,545	—	21,029,545	—

Total Investments	$708,969,193	$506,126,942	$202,842,251	$—

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 4    FAIR VALUE MEASUREMENTS (continued)

The following table provides information by their ASC 820 level (as defined above) of the fair value of the Plan's investments as of December 31, 2012:

		Fair Value Measurement Using
	Total	Level 1	Level 2	Level 3
Investments
Common Stock	$10,979,524	$10,979,524	$—	$—
Mutual Funds
Large Cap Equity	59,837,860	59,837,860	—	—
Large Growth	60,579,483	60,579,483	—	—
Small Cap Equity	51,845,495	51,845,495	—	—
Large Cap Value	46,285,916	46,285,916	—	—
Balanced	71,941,585	71,941,585	—	—
International Equity	24,659,921	24,659,921	—	—
Bond	56,082,443	56,082,443	—	—
Retirement-year Based Investments	21,558,691	21,558,691
Total Mutual Funds	392,791,394	392,791,394	—	—

Synthetic Guaranteed Investment Contracts (GIC)
Common Collective Trusts
Stable Value(a)	199,918,273	—	199,918,273	—
Mortgage-Backed(b)	11,199,311	—	11,199,311
Short-term investment(c)	14,591	—	14,591
Wrap contracts	156,168	—	—	156,168
Total GIC	211,288,343	—	211,132,175	156,168

Common Collective Trust - Short-Term Investments(c)	7,862,703	—	7,862,703	—

Total Investments	$622,921,964	$403,770,918	$218,994,878	$156,168

(a) This class includes a common collective trust fund with the objective to protect the principal balance of participant accounts and to generate stable, positive book value returns that exceed those of alternative principal protection vehicles, such as money market funds, during normal market conditions. The common collective trust invests in underlying assets and includes cash, bank notes, US government agency securities, corporate bonds, and various short term debt instruments. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

(b) This class includes a common collective trust fund with the objective to invest in higher yielding, directly placed mortgages and asset-backed receivables. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 4    FAIR VALUE MEASUREMENTS (continued)

(c) This class invests primarily in fixed income securities, including, but not limited to, bonds, notes or other investments, such as government securities; commercial paper, certificates of deposits, master notes or variable amount notes, with the objective of providing high current income consistent with the preservation of capital and the maintenance of liquidity. Short term investments are valued at $1.00/unit, which approximates fair value. There were no significant redemption restrictions, redemption notification requirements, or unfunded commitments.

The following table sets forth a summary of changes in the fair value of the Plan's Level 3 assets (Wrap Contracts) for the year December 31, 2013.

2013
Balance, beginning of year	$156,168
Unrealized losses relating to instruments held at reporting date	(156,168)
Balance, end of year	$—

The valuation methods described in Note 2 may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair value. Furthermore although the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

The Plan's policy is to recognize transfers between levels of the fair value hierarchy as of the actual date of the event of change in circumstances that caused the transfer. There were no transfers between levels of the fair value hierarchy during 2013.

The Plan also holds other assets and liabilities not measured at fair value on a recurring basis, including accrued income, other receivables and accrued liabilities and payables. The fair value of these assets and liabilities approximates the carrying amounts in the accompanying financial statements due to the short maturity of the instruments. Under the fair value hierarchy, these financial instruments are valued primarily using level 2 inputs.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 5    TAX STATUS

The Plan has received a determination letter from the Internal Revenue Service (IRS) dated May 10, 2014, stating that the Plan is qualified under Section 401(a) of the Internal Revenue Code (the Code) and therefore the related trust is exempt from taxation. Once qualified, the Plan is required to operate in conformity with the Code to maintain its qualified status. The Pension and Investment Committee believes the Plan is being operated in compliance with the applicable requirements of the Code and therefore believes the Plan is qualified and the related trust is tax-exempt.
Accounting principles generally accepted in the United States of America require plan management to evaluate tax positions taken by the plan and recognize a tax liability (or asset) if the Plan has taken an uncertain tax position that is more likely than not would not be sustained upon examination by the IRS. The plan administrator has analyzed the tax positions taken by the Plan, and has concluded that as of December 31, 2013, there are no uncertain positions taken or expected to be taken that would require recognition of a liability (or asset). The Plan has recognized no interest or penalties related to uncertain tax positions. The Plan is subject to routine audits by taxing jurisdictions; however, there are currently no audits for any tax periods in progress. The plan administrator believes the Plan is no longer subject to income tax examinations for years prior to 2010.

NOTE 6    DISTRIBUTION ON TERMINATION OF THE PLAN

In the event of termination of the Plan, the account balances of all affected participants shall become non-forfeitable.

NOTE 7    INVESTMENTS

During 2013, the Plan's investments (including gains and losses on investments bought and sold, as well as assets held during the year) appreciated as follows:

2013

Company common stock	$167,214
Mutual funds	96,523,645
Total appreciation	$96,690,859

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 7    INVESTMENTS (continued)

Significant investments held at December 31, 2013 and 2012 are as follows:

	2013	2012
Mutual Funds - At Fair Value
Vanguard Institutional Index Fund	$80,227,290	$59,837,860
Fidelity Puritan Fund	86,438,365	71,941,585
American Funds Growth Fund of America	79,670,367	60,579,483
Vanguard Small Cap Growth Index Fund	73,331,380	51,845,495
Dodge & Cox Stock Fund	70,281,171	46,285,916
PIMCO Total Return Fund	34,810,918	56,082,443

Synthetic Guaranteed Investment Contracts - At Contract Value
JP Morgan Chase Bank-Intermediate Bond Fund	181,567,944	195,832,302

NOTE 8    NOTES RECEIVABLE FROM PARTICIPANTS

Participants are able to obtain notes receivable from the Plan. Under the Plan's provisions, the maximum notes receivable allowable is one half of a participant's vested account balance or $50,000, whichever is less. The minimum notes receivable amount is $1,000. Additional amounts can be taken in $1 increments. A participant must have a vested account balance of at least $2,000 before he or she can apply for a note receivable. The Plan restricts the participant to no more than two notes receivable outstanding at a time. Most notes receivable can be repaid by the participant over a five-year period, or sooner, in full, with interest at the prime rate in effect at the time of requesting the notes receivable. A residential note receivable can be repaid over a period of up to 30 years.

USG CORPORATION INVESTMENT PLAN Notes To Financial Statements December 31, 2013 and 2012

NOTE 9    RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Net assets of the Plan reflecting investments at fair value will be recorded on the 2013 Form 5500. The following is a reconciliation of net assets available for benefits and changes in net assets available for benefits between the financial statements and the amounts that will be included in the Form 5500:

	2013	2012

Net assets available for benefits per the financial statements	$738,159,955	$646,966,320

Less: Benefits processed but not yet paid	(360,164)	(368,353)
Add: Adjustment from fair value to contract value for fully benefit responsive investment contracts	(11,213)	4,242,139

Net assets available for benefits per the Form 5500	$737,788,578	$650,840,106

		2013

Total increase in net assets per the financial statements		$91,193,635

Less: Benefits processed but not yet paid at end of year		(360,164)
Add: Benefits processed but not yet paid at beginning of year		368,353
Less: Adjustment from fair value to contract value for fully benefit responsive investment contracts at end of year		(11,213)
Less: Adjustment from fair value to contract value for fully benefit responsive investment contracts at beginning of year		(4,242,139)

Total increase in net assets per the Form 5500		$86,948,472

NOTE 10     RISKS AND UNCERTAINTIES

The Plan invests in various investment securities. Investment securities are exposed to various risks such as interest rate, market volatility and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits.

NOTE 11     RELATED PARTY TRANSACTIONS

The Plan invests in The Northern Trust Collective Short Term Investment Fund, managed by The Northern Trust Company, the trustee of the Plan. The Plan also invests in the common stock of the Corporation. These transactions and notes receivable from participants qualify as party-in-interest transactions; however, they are exempt from the prohibited transactions rules under ERISA.

SUPPLEMENTAL SCHEDULE

USG CORPORATION INVESTMENT PLAN
Schedule of Assets (Held at End of Year)
EIN # 36-3329400, Plan # 002
December 31, 2013

	Principal Amount/Number of Shares	Cost**	Fair Value
Common Stock
USG Corporation*	386,444		$10,966,136

Mutual Funds
Vanguard Institutional Index Fund	473,932		80,227,290
Fidelity Puritan Fund	4,071,520		86,438,365
American Funds Growth Fund of America	1,852,368		79,670,367
Vanguard Small Cap Growth Index Fund	2,130,488		73,331,380
Dodge & Cox Stock Fund	416,185		70,281,171
Templeton Foreign Fund	1,373,137		31,197,665
PIMCO Total Return Fund	3,256,400		34,810,918
Vanguard Retirement Income Fund	89,283		1,116,040
Vanguard Target Retirement 2010 Fund	24,729		633,051
Vanguard Target Retirement 2015 Fund	179,920		2,657,412
Vanguard Target Retirement 2020 Fund	290,512		7,875,790
Vanguard Target Retirement 2025 Fund	502,659		7,916,884
Vanguard Target Retirement 2030 Fund	182,033		5,031,393
Vanguard Target Retirement 2035 Fund	281,692		4,783,135
Vanguard Target Retirement 2040 Fund	122,648		3,473,392
Vanguard Target Retirement 2045 Fund	148,963		2,645,584
Vanguard Target Retirement 2050 Fund	60,097		1,694,145
Vanguard Target Retirement 2055 Fund	40,579		1,231,564
Vanguard Target Retirement 2060 Fund	5,430		145,260
Total Mutual Funds			495,160,806

Synthetic Guaranteed Investment Contracts
Common Collective Trusts
JP Morgan Chase Bank
Liquidity Fund	255,975		255,975
Intermediate Bond Fund	12,317,282		181,556,731
Total Synthetic Guaranteed Investment Contracts			181,812,706

Common Collective Trusts - Short-Term Investments
Northern Trust Collective Short-Term
Investment Fund*	2,192,590		2,192,590
JP Morgan Chase Bank
Liquidity Fund	18,836,955		18,836,955

Total Short-Term Investments			21,029,545

Notes Receivable from Participants*
(Interest rates ranging from 2.60% to 10.92%)			29,972,593

Total			$738,941,786
*Parties in interest
**Participant directed. Cost information is not required.